Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 23, 2006 relating to the May 27, 2006 consolidated financial statements and financial statement schedule of Merix Corporation, which appears in Merix Corporation’s Annual Report on Form 10-K for the year ended May 26, 2007.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
January 16, 2008